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                                                                   EXHIBIT 11.01

                            Interpore International
                      Computations of Net Income Per Share
                     (in thousands, except per share data)

                                                                           YEAR  ENDED DECEMBER 31,
                                                                 ------------------------------------------
                                                                   1996              1995             1994
                                                                  ------            ------           ------
Net income                                                        $  658            $2,038           $2,412
                                                                  ======            ======           ======
Calculation of shares used in computing net income per share:
     Weighted average common shares outstanding                    6,996             6,752            6,562
     Weighted average convertible preferred stock                    166               454              581
     Common share equivalents outstanding                            306               329              425
                                                                  ------            ------           ------
Shares used in computing net income per share                      7,468             7,535            7,568
                                                                  ======            ======           ======
Net income per share                                              $  .09            $  .27           $  .32
                                                                  ======            ======           ======
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